Exhibit 99.1

RPC, Inc. Announces Increase of 2 Cents Per Share to

Regular Quarterly Cash Dividend

ATLANTA, January 25, 2023 - RPC, Inc. (NYSE: RES) announced today that its Board of Directors declared a $ 0.02 per share increase to the regular quarterly cash dividend from $ 0.02 per share to $ 0.04 per share payable March 10, 2023 to common stockholders of record at the close of business on February 10, 2023.

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest, Appalachian and Rocky Mountain regions, and in selected international markets. RPC’s investor website can be found on the internet at RPC.net.

For information about RPC, Inc. or this event, please contact:

Michael L. Schmit

Chief Financial Officer

(404) 321-2140

irdept@rpc.net

Jim Landers

Vice President Corporate Services

(404) 321-2162

jlanders@rpc.net